                        CREDIT AGREEMENT

         THIS AGREEMENT made and entered into as of this 15th day of February, 1995 by and between INSITUFORM MID-AMERICA, INC., a Delaware corporation (hereinafter referred to as "Borrower"), THE BOATMEN'S NATIONAL BANK OF ST. LOUIS, in its individual capacity and MARK TWAIN BANK (such banks and their respective successors and assigns, hereinafter referred to individually as a "Bank" and collectively, as the "Banks") and THE BOATMEN'S NATIONAL BANK OF ST. LOUIS, as agent for the Banks (in such capacity, the "Agent").

         WITNESSETH THAT:

         WHEREAS, the Borrower desires to borrow from the Banks, in one or more advances, in an aggregate sum not to exceed TWENTY
MILLION DOLLARS ($20,000,000.00) (hereinafter referred to as the "Credit"); and

         WHEREAS, the Banks are willing to lend said sum, or such lesser amount as may be desired by the Borrower to the Borrower subject to the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the premises and the natural agreements herein set forth, the parties hereto hereby agree as follows:

                            SECTION 1
                           DEFINITIONS

As used in this Agreement:

      1.1 ADJUSTED LIBOR RATE. "Adjusted LIBOR Rate" shall mean with respect to any LIBOR Loan for any Interest Period the interest rate as determined by the Agent equal to the sum of (a) the Applicable Margin plus (b) the quotient of (x) the LIBOR Rate applicable to that Interest Period divided by (y) one minus the Reserve Requirement (expressed as a decimal) applicable to that Interest Period. Each determination of the adjusted LIBOR Rate shall be made by the Agent and shall be conclusive absent manifest error.

      1.2 APPLICABLE MARGIN. "Applicable Margin" shall mean 1.75% with respect to any LIBOR Loan.

      1.3 APPLICABLE LENDING OFFICE. "Applicable Lending Office" shall mean the office of the Agent located at One Boatmen's Plaza, St. Louis, Missouri 63166 (Attn: Commercial Loan Service
Department).

      1.4 BORROWING. "Borrowing" shall mean a borrowing under the Credit.

      1.5 BUSINESS DAY. "Business Day" shall mean any day other than a Saturday, Sunday or legal holiday in the State of Missouri on which banks are open for business, except that, if any determi-nation of a "Business Day" shall relate to a LIBOR Loan, the term "Business Day" shall in addition exclude any day on which banks are not open for dealings in dollar deposits in the London Interbank Market.

      1.6  CLOSING DATE.  "Closing Date" shall mean February 15,
1995.

      1.7 CORPORATE BASE RATE. "Corporate Base Rate" shall mean the from-time-to-time publicly announced Corporate Base Rate of interest of the Agent, which rate shall change simultaneously with each change in the Corporate Base Rate.

      1.8 CBR LOAN. "CBR Loan" shall mean any loan which is currently bearing interest at the Corporate Base Rate.

      1.9 GAAP. "GAAP" shall mean those generally accepted accounting principles set forth in Statements of Financial Accounting Standards Board and in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants or which have other substantial authoritative support in the United States and are applicable in the circumstances, as applied on a consistent basis.

      1.10 GUARANTORS. "Guarantors" shall mean the present subsidiaries of the Borrower, including but not limited to:
Affholder, Inc., Insituform Central, Inc., Insituform
Missouri, Inc., Insituform North, Inc.,


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Insituform Plains, Inc., Insituform de Puerto Rico, Inc.,
Insituform Rockies, Inc., Insituform Texark, Inc., PALTEM Systems, Inc., United Pipeline Systems USA, Inc. and United Pipeline
Systems, Inc.

      1.11 INDEBTEDNESS. "Indebtedness" of a Person, at a particular date, shall mean such Person's (i) obligations for borrowed money, (ii) obligations issued or assumed as the deferred purchase price of property or services, including, without limitation, bank acceptances payable and loans and/or advances from a factor, but excluding trade and other accounts payable arising in the ordinary course of business in accordance with customary trade terms or which are being disputed in good faith by such Person and for which adequate reserves are being provided on the books of such Person in accordance with GAAP; (iii) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder; (iv) all obligations secured by any lien on any property or asset owned by such Person, even though such Person has not assumed or become liable for the payment thereof; (v) any material lease obligation which has been, or which should be, in accordance with GAAP, capitalized; and (vi) obligations, or obligations of a commonly controlled entity, to a Multiemployer Plan.

      1.12 INTEREST PERIOD. "Interest Period" shall mean as to any LIBOR Loan, the period of one, two, or three months' duration, as specified by the Borrower commencing on the date such LIBOR Loan shall have been made or immediately upon the expiration of the preceding Interest Period; provided, however, that (a) if any Interest Period would end on a day which shall not be a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, with respect to LIBOR Loans only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) no Interest Period in respect of any LIBOR Loan hereunder shall end later than the Termination Date.

      1.13 LEGAL FEES. "Legal Fees" shall mean all reasonable legal fees and actual expenses incurred by Agent plus out-of-pocket costs in connection with the preparation, negotiation and execution of documents necessary or reasonably appropriate to consummate the transactions contemplated by this Agreement.

      1.14  LETTER OF CREDIT OBLIGATIONS.  "Letter of Credit
Obligations" shall mean the aggregate of the stated amounts of any and all Standby Letters of Credit issued by Agent on behalf of the Banks for Borrower's account.

      1.15 LIBOR LOAN. "LIBOR Loan" means any loan which is currently bearing interest at the Adjusted LIBOR Rate.

      1.16 LIBOR RATE. "LIBOR Rate" with respect to any LIBOR Loan for any Interest Period shall mean the rate at which dollar deposits are offered to the Bank in immediately available funds in the London Interbank Market by leading banks in the eurodollar market two Business Days prior to commencement of such Interest Period for deposits in dollars approximately comparable in principal amount to the LIBOR Loan and for the maturity comparable to the applicable Interest Period.

      1.17  LOAN.  "Loan" shall mean any CBR Loan or LIBOR Loan.

      1.18  LOAN DOCUMENTS.  "Loan Documents" shall mean this
Agreement, the Notes, the Guaranties and all other agreements, certificates, documents, instruments and other writings executed in connection herewith and all amendments thereto.

      1.19 MATERIAL ADVERSE EFFECT. "Material Adverse Effect" shall mean a material adverse effect on (a) the Borrower's ability to perform in all material respects its obligations under any Loan Documents, or the legality, validity or enforceability of any Loan Documents; or (b) the Borrower's financial condition, operations, assets, business, properties or prospects.

      1.20 MULTIEMPLOYER PLAN. "Multiemployer Plan" shall mean a Pension Benefit Plan which is a multiemployer plan as defined in
Section 4001(a)(3) of ERISA.

      1.21 NOTES. "Notes" shall mean the promissory notes issued in accordance with the terms of this Agreement.


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      1.22  NOTICE OF BORROWING.  "Notice of Borrowing" shall have the meaning given it in Section 2.6.

      1.23 OBLIGATIONS. "Obligations" shall mean all Indebtedness (whether principal, interest, fees or otherwise), obligations and liabilities of Borrower or Guarantors, as the case may be, to the Banks under the Loan Documents, as the same may be renewed, extended, modified, rearranged, restructured, refinanced or replaced (including, without limitation, modifications to interest rates or other payment terms of such indebtedness, including but not limited to those under this Agreement and the other Loan Documents), whether now existing or hereafter created, absolute or contingent, direct or indirect, joint or several, secured or unsecured, due or not due, contractual or tortious, liquidated or unliquidated, arising by operation of law or otherwise, or acquired by the Banks outright, conditionally or as collateral security from another, including but not limited to the obligation of Borrower to repay future advances by the Banks, whether or not made pursuant to commitment and whether or not presently contemplated by Borrower and the Banks, and the obligation to repay advances by the Banks under any letters of credit issued for Borrower's account.

      1.24 PENSION BENEFIT PLAN. "Pension Benefit Plan" shall mean any pension or profit-sharing plan which is covered by Title
I of ERISA and all other benefit plans other than Welfare Benefit Plans and in respect of which the Borrower or a Commonly Controlled Entity is an "employer" as defined in Section 3(5) of ERISA.

      1.25 PERCENTAGE SHARE. "Percentage Share" shall mean the percentage of the Loans and commitments to be provided by a Bank under this Agreement as indicated on Exhibit 1.1 hereof.

      1.26 PERSON. "Person" shall mean and include an individual, a partnership, a corporation, a trust, an unincorporated association, a joint venture, limited liability company or any other entity or a government or any agency or political subdivision thereof.

      1.27 REQUIRED BANKS. "Required Banks" shall mean Banks holding at any time 100.0% of the unpaid principal amounts outstanding under the Notes, or if no such amounts are outstanding, 100.0% of the Percentage Shares.

      1.28 RESERVE REQUIREMENT. "Reserve Requirement" means with respect to an Interest Period, the daily average during such Interest Period of the maximum aggregate reserve requirement (including but not limited to all basic, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements during such Interest Period) which is imposed on the Bank under Regulation D of the Board of Governors of the Federal Reserve (the "FRB") on eurocurrency liabilities.

      1.29  TERMINATION DATE.  "Termination Date" shall mean
February 15, 1996 for purposes of the Revolving Commitment and January 31, 1997 for purposes of the expiration of any Standby
Letter of Credit.

                            SECTION 2
                      CONDITIONS OF LENDING

      2.1 REVOLVING COMMITMENT. Subject to the terms and conditions hereof, and in reliance upon the representations and warranties of Borrower contained herein, the Banks hereby severally commit to make available to Borrower a revolving credit facility of up to Twenty Million Dollars ($20,000,000.00) (the "Revolving Commitment"). Each Bank hereby severally agrees to make advances of funds to Borrower from time to time during the period commencing with the Closing Date and ending on the Termination Date in such amounts as Borrower may request, up to such Bank's Percentage Share of the Revolving Commitment and to provide Bank's Percentage Share for each Standby Letter of Credit issued hereunder prior to the Termination Date for Standby Letters of Credit; provided, however, that the sum of (i) the aggregate principal amount of all such advances under the Revolving Commitment by the Banks at any one time outstanding, plus (ii) the aggregate amount of Letter of Credit Obligations outstanding at such time, shall not exceed the Revolving Commitment. Borrower may use the Revolving Commitment by borrowing, repaying and reborrowing, all in accordance with the
terms and conditions hereof.   There may be more than one Borrowing
on any day. Advances made pursuant hereto by each Bank shall, at the option of Borrower, be either CBR Loans or LIBOR Loans. Banks acknowledge that despite the expiration of the Revolving Commitment, they may still be obligated for their Percentage Share with respect to Standby Letters of Credit issued hereunder.


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      2.2  CLEAN-UP PERIOD.  Notwithstanding the terms of Section
2.1 above, the Borrower shall reduce the outstanding principal balance of borrowings hereunder to not more than $7,000,000.00 for a period of at least 30 consecutive calendar days prior to the Revolving Commitment Termination Date ("Clean-up Period"). In the event that Borrower has failed to designate a Clean-up Period prior to January 16, 1996, then the period of January 16, 1996 through the Revolving Commitment Termination Date shall be deemed to be the Clean-up Period and Borrower shall pay Agent any outstanding amounts necessary to reduce the outstanding principal balance to not more than $7,000,000.00. The outstanding aggregate balance of Standby Letters of Credit shall not be considered in the calculation of the maximum $7,000,000.00 balance required during the Clean-up Period (Example: Borrower may have a maximum of $5,000,000.00 outstanding for issued Standby Letters of Credit and an additional amount of borrowings up to $7,000,000.00 during the Clean-up Period).

      2.3  LETTERS OF CREDIT.

         (I) STANDBY LETTERS OF CREDIT. Subject to the terms and conditions hereof, and subject to Borrower's compliance with such application and other standard procedures as Agent may require for the issuance of any Standby Letter of Credit, Agent may in its sole and absolute discretion from time to time issue one or more Standby Letters of Credit for the account of Borrower up to a maximum aggregate amount of $5,000,000.00 for all Standby Letters of Credit. Each Bank hereby agrees to reimburse Agent for such Bank's Percentage Share of the amount of each Standby Letter of Credit issued by Agent pursuant to the terms and conditions hereof, and honored by Agent in conformance with the terms of such Standby Letter of Credit. The issuance of a Standby Letter of Credit shall be considered as an advance for purposes of determining the available amount of the Revolving Commitment from the time of issuance of such Standby Letter of Credit up to the Termination Date for the Revolving Commitment. In the event of the presentment to Agent for payment, and the payment by Agent, of any Standby Letter of Credit prior to the Termination Date for the Revolving Commitment, shall be deemed a Notice of Borrowing by Borrower for a CBR Loan in an amount equal to the amount of Borrower's obligation to repay Agent as a result of Agent's payment of such Standby Letter of Credit. Notwithstanding the contrary provisions of Section 2.11, if such Standby Letter of Credit is presented for payment prior to 11:00 a.m., St. Louis time, on any Business Day, the Borrowing Date shall be the same Business Day as such notice was received by Agent, and if such Standby Letter of Credit is presented for payment after 11:00 a.m., St. Louis time, on any Business Day, the Borrowing Date shall be the Business Day immediately following the date on which such Standby Letter of Credit was presented for payment. Any presentment after the Termination Date for the Revolving Commitment shall be paid in accordance with the terms and conditions of the application associated with such Standby Letter of Credit without regard to any cure period provided in Section 7 of this Agreement.

         (II) LIMITATIONS ON LETTERS OF CREDIT. The expiration date (including rights of renewal) of all Standby Letters of Credit shall be no later than one Business Day prior to the Standby Letter of Credit Termination Date.

         (III) STANDBY LETTER OF CREDIT FEE. The fee charged to Borrower for each Standby Letter of Credit issued by Agent under the terms hereof shall be the sum of 3/4% per annum of the stated amount of such Standby Letter of Credit, which shall be payable to Agent as a fee for issuing the same and also payable upon any renewal or re-issuance of any said Standby Letter of Credit.

      2.4 CANCELLATION AND REDUCTION OF COMMITMENTS. Borrower shall have the right, upon at least five (5) Business Days' prior written notice to Agent, at any time, to cancel or from time to time reduce the Revolving Commitment; provided, however, that if the amount of such reduction shall cause the Revolving Commitment to be less than the aggregate principal amount outstanding under the Revolving Loan on the date of such reduction, then such reduction shall not occur until the amount of such excess is repaid; and provided further, that, if the amount of such reduction would otherwise exceed the aggregate principal amount of the Loans that are CBR Loans outstanding on the date of such reduction, then such reduction shall not occur until such date as shall be the last day of Interest Periods applicable to LIBOR Loans that are Loans in an aggregate principal amount of no less than the amount of such excess. Any such reduction of the Revolving Commitment shall
(i) be in the amount of One Hundred Thousand Dollars ($100,000.00) or any whole multiple thereof; and (ii) reduce permanently the amount of the Revolving Commitment then in effect.


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      2.5  REVOLVING LOAN COMMITMENT FEE.  Borrower shall pay to the Agent, for the sole benefit of The Boatmen's National Bank of St. Louis, a Revolving Loan Commitment Fee (the "Revolving Loan
Commitment Fee") of $9,480.00 on the Closing Date.

      2.6  NOTICE OF BORROWING.

         (I) Whenever Borrower desires to make a Borrowing here-under, it shall give Agent at least two (2) Business Days' prior written notice (or telephonic notice promptly confirmed in writing) of each LIBOR Loan to be made hereunder, each such notice to be given prior to 11:00 a.m. (St. Louis time) on the date specified and notice by 11:00 a.m. on the day of any CBR Loan. Each such notice (each, a "Notice of Borrowing") shall be irrevocable and specify the aggregate principal amount of the Revolving Loan to be made pursuant to such Borrowing, the date of Borrowing (which shall be a Business Day; the "Borrowing Date"), whether the Revolving Loan(s) being made pursuant to such Borrowing are to be CBR Loans or LIBOR Loans and (in the case of LIBOR Loans) the Interest Period or Interest Periods to be applicable thereto. If no election is specified in the notice then the Loan shall be deemed to be a CBR Loan. The Borrower shall give the same notice at least two Business Days before the expiration of each Interest Period with respect to any LIBOR Loans. If no such notice is given, then on the expiration of such Interest Period the Loan will convert to a CBR Loan.

         (II) Without in any way limiting the Borrower's obligation to confirm in writing any telephonic notice, Agent may act without liability upon the basis of any telephonic notice believed by Agent in good faith to be from the Borrower prior to receipt of written confirmation. In each such case, Borrower hereby waives the right to dispute Agent's record of the terms of such telephonic Notice of Borrowing.

         (III) Agent shall promptly give each Bank telephonic notice (confirmed in writing) of the proposed Borrowing, of such Bank's Percentage Share thereof and of the other matters covered by the Notice of Borrowing. Neither Agent nor the Banks shall incur any liability to Borrower for Agent acting upon any telephonic notice referred to herein which Agent believes in good faith to have been given by a duly authorized officer or other Person authorized to borrow on behalf of Borrower.

         (IV) The aggregate principal amount of each Borrowing of LIBOR Loans hereunder shall be not less than $100,000.00 and in integral multiples of $100,000.00; and the aggregate principal amount of each Borrowing of CBR Loans hereunder shall be not less than $25,000.00, or, if less, the aggregate amount of the unused corresponding commitments.

         (V) Each submission of a Notice of Borrowing given by Borrower to Agent for any Borrowing shall constitute a certification by Borrower that, to the best of the knowledge of the Person giving the same after due inquiry, there has occurred no Default or Event of Default of Borrower under this Agreement which is continuing unwaived and that all representations and warranties under this Agreement are true as of the Borrowing Date and that all required conditions to the making of such Borrowing have been met.

      2.7 DISBURSEMENT OF FUNDS. Provided all conditions to the making of the advance pursuant to the current Notice of Borrowing required under Section 2.6 have been met, each Bank will make available on the Borrowing Date such Bank's Percentage Share of the amount of any Borrowing requested to be made on such date in immediately available funds at the Applicable Lending Office.

      2.8 AGENT'S AVAILABILITY ASSUMPTION. Unless Agent shall have been notified by any Bank in writing prior to any Borrowing Date that such Bank does not intend to make available to Agent such Bank's Percentage Share of any Borrowing which it shall be obligated to make available on such date, Agent may assume that such Bank has made such amount available to Agent on the Borrowing Date and Agent may, in reliance upon such assumption, make available to Borrower a corresponding amount. If such corresponding amount is not in fact made available to Agent by such Bank on such Borrowing Date, Agent shall be entitled to recover such corresponding amount on demand from such Bank, which demand shall be made in a reasonably prompt manner. If such Bank does not pay such corresponding amount upon Agent's demand, Agent shall promptly notify Borrower and the other Banks, and Borrower shall pay such corresponding amount to Agent. Agent shall also


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

be entitled to recover from such defaulting Bank or from Borrower interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by Agent to Borrower, to the date such corresponding amount is recovered by Agent, at a rate per annum equal to (a) if paid by such Bank, the cost to Agent of funding such amount at the federal funds rate as notified in writing by Agent to such Bank, or (b) if paid by Borrower, the applicable interest rate for the Revolving Loan. Nothing herein shall be deemed to relieve any Bank from its obligation to fund its Percentage Share of any Borrowing hereunder, nor shall any other Bank's Percentage Share of any Borrowing hereunder be increased as a result of such default of any other Bank. Each Bank shall be obligated to the extent of its Percentage Share, as provided herein, regardless of the failure of any other Bank to fulfill its obligations hereunder.

      2.9 SUBSTITUTE FOR DEFAULTING BANK. If any Bank shall fail to fulfill its obligation to fund its Percentage Share of any Borrowing within two (2) Business Days after it shall be obligated to do so, the other Banks and Borrower shall be entitled to assume that such Bank does not intend to fulfill any such obligations thereafter, and, without affecting any of such other Banks' or Borrower's rights as against such defaulting Bank, such other Banks may, but are not obligated to, elect to fund such defaulting Bank's Percentage Share, as they may mutually agree to divide such Percentage Share between themselves, as if it were a part of each such other Bank's Percentage Share, and, if such other Banks cannot or do not agree in writing as to such funding within ten (10) Business Days after a written request from Borrower so to agree, Borrower may select another bank (a "Substitute Bank") to enter into the Agreement to fund such defaulting Bank's Percentage Share, of unfunded and future Borrowings, subject to all the terms and conditions hereof, such Substitute Bank to be reasonably acceptable to the non-defaulting Banks.

      2.10 PRO RATA TREATMENT OF PAYMENTS. Except as otherwise contemplated by this Agreement, each Borrowing by Borrower from the Banks, each payment on account of the principal of and interest, all fees described in this Agreement (other than those designated to be paid to Agent for its own account), and all setoffs by the Banks made in accordance with the provisions hereof, shall be made pro rata to or by, as the case may be, each Bank pro rata according to the respective Percentage Share of each Bank. Agent will distribute each payment to the Banks promptly upon receipt thereof (and in any event on the same Business Day as the date when received, if such payment is received at or prior to 1:00 p.m. St. Louis time).

      2.11 METHOD AND TIME OF PAYMENT. All payments received by Agent shall be applied against the Obligations on the Business Day received, provided, however, for purposes of interest calculation under this Agreement, (A) cash and wire-transfers of immediately available funds received by Agent shall be applied against the Obligations on the Business Day received and (B) checks, instruments and other items of payment (other than cash and wire-transfers of immediately available funds) shall be deemed to have been applied against the Obligations on the Business Day immediately following receipt thereof by Agent. All payments to be made by Borrower hereunder or under any of the other Loan Documents, shall be made to Agent in dollars and in immediately available funds, at the Applicable Lending Office not later than 2:00 p.m., St. Louis time, on the date on which such payment shall become due; and funds received after that hour shall be deemed to have been received by Agent on the next succeeding Business Day.
If any principal of or interest on any Note or any other amount payable hereunder falls due on a date which is not a Business Day, then such due date shall be extended to the next succeeding Business Day, and interest on such principal shall be payable in respect of such extension. Borrower authorizes Agent and the Banks to charge any account maintained by it with Agent or any Bank or cause an advance to be made hereunder, to the extent that funds are available, in order to cause timely payment to be made to Agent of principal and interest on the Notes and any other amounts payable by it to Agent hereunder or under any of the other Loan Documents.

      2.12 PREPAYMENTS. The Borrower shall have the right at any time and from time-to-time to prepay any CBR Loan, in whole or in part, without premium or penalty. The Borrower shall not have the right to prepay in whole or part any LIBOR Loan except on the expiration date of any applicable Interest Period and upon not less than two Business Days' prior written notice; provided, however,
                                              --------  -------
that each such partial prepayment shall be in the minimum principal amount of $100,000.00 or a multiple thereof. Any such prepayment shall include the accrued interest thereon to the prepayment date and shall increase the unused portion of the Revolving Commitment available for borrowing until the Revolving Commitment Termination Date.


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

      2.13  NOTES.

         (I) REVOLVING NOTES. The Loans made by the Banks hereunder shall be evidenced by two notes (the "Notes") in substantially the forms attached hereto and marked Exhibit A-1 and A-2, respectively, one payable to the order of each of the Banks in each such Bank's Percentage Share of the principal amount of the total Revolving Commitment, and representing the obligation of Borrower to pay the amount of the Revolving Commitment or the aggregate unpaid principal amount of all Borrowings under the Revolving Loan pursuant to this Agreement, whichever is less, and all accrued interest thereon. The Notes shall be dated as of the Closing Date and shall be payable in the principal amount of the Revolving Commitment. The Loans may be paid, reborrowed and repaid subject to the conditions set forth in Section 2 and shall be payable in full on the Revolving Commitment Termination Date.

         (II) LOAN RECORDS. The date, amount, type and (in the case of LIBOR Loans) the Interest Period with respect to the making or payment of each Loan of a Bank shall be recorded on the schedule (or continuation thereof) attached to the appropriate Note made and delivered to such Bank or on any similar record maintained by such Bank with respect thereto. The failure to record, or any error in recording, any such Loan or repayment on such schedule (or continuation thereof) or similar records shall not, however, affect the obligations of Borrower hereunder or under any Note to repay the principal amount of the Loans together with all interest accruing thereon. Each such schedule (or continuation thereof) or similar record as maintained by each Bank shall constitute prima facie evidence of the outstanding amount of its Loans hereunder.

      2.14  GENERAL INTEREST PROVISION.

         (I) TIME OF ACCRUAL. Interest on each Loan shall accrue from and including the date of each advance on such Loan to but excluding the date of any repayment thereof.

         (II) COMPUTATION. Interest on each Loan shall be computed on the basis of a year deemed to consist of 360 days and paid for the actual number of days elapsed. Any change in the interest rate on any Loan or any portion thereof resulting from a change in the CBR shall be effective for the entire day on which such change in the CBR shall become effective.

      2.15 USURY. It is the intention of the parties to comply with all applicable usury laws. Accordingly, it is agreed that notwithstanding any provisions to the contrary in the Loan Documents, in no event shall the Loan Documents require the payment or permit the collection of interest in excess of the maximum amount permitted by such laws. If any such excess interest is contracted for, charged or received under the Loan Documents, or in the event the maturity of the Indebtedness evidenced by such Loan Documents is accelerated in whole or in part, or in the event that all or a part of the principal or interest of the Notes shall be prepaid, so that under any such circumstances the amount of interest contracted for, charged or received shall exceed the maximum amount of interest permitted by the applicable usury laws, then in any such event (i) the provisions of this Section shall govern or control; (ii) neither Borrower nor any Person now or hereafter liable for repayment of such Indebtedness shall be obligated to pay the amount of such interest not permitted by the applicable usury laws; (iii) any such excess which may have been collected shall be refunded to Borrower or such other Person; and
(iv) the effective rate of interest for the Notes shall be deemed automatically reduced to the maximum lawful rate allowed under applicable usury laws.

      2.16  INCREASED COSTS.

         (I) If, by reason of (a) after the date hereof, the introduction of or any change (including, without limitation, any change by way of imposition or increase of reserve requirements) in or in the interpretation of any law rule or regulation, or
(b) the compliance with any guideline or request from any central bank or other governmental authority or quasi-governmental authority exercising control over banks or financial institutions generally (whether or not having the force of law):

         (1) any Bank shall be subject to any tax, duty or other charge with respect to its LIBOR Loans or its obligation to make the same, or the basis of taxation of payments to any Bank of the principal of or interest on its LIBOR Loans or its obligation to make the same shall change (except for changes in the rate of tax on the overall net income of such Bank imposed by the jurisdiction in which such Bank's principal executive office is located); or

         (2) any reserve (including, without limitation, any imposed by the FRB), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank shall be imposed or deemed applicable or any other condition affecting its LIBOR Loans or its obligation to make them shall be imposed on any Bank or the London Interbank Market;

and as a result thereof there shall be any increase in the cost to such Bank of agreeing to make or making, funding or maintaining LIBOR Loans (except to the extent already included in the determination of the applicable Adjusted LIBOR Rate for LIBOR Loans), or there shall be a reduction in the amount received or receivable by such Bank, then the Borrower shall from time to time, upon written notice from and demand by such Bank (with a copy of such notice and demand to Agent), pay to Agent for the account of such Bank, within five (5) Business Days after the date specified in such notice and demand, additional amounts sufficient to indemnify such Bank against such increased cost. A certificate of such Bank claiming compensation under this Section shall be delivered to Borrower by such Bank and shall set forth the additional amount or amounts to be paid to it hereunder and supporting calculations in reasonable detail.

         (II) If any Bank shall advise the Agent that at any time, because of the circumstances described in clauses (a) or (b) in Section 2.16(i) or any other circumstances arising after the date hereof affecting such Bank or the London Interbank Market or such Bank's position in such market, the LIBOR Rate, as determined by Agent, will not adequately and fairly reflect the cost to such Bank of funding its LIBOR Loans, as the case may be, then, and in any such event:

         (a) Agent shall forthwith give notice (by telephone, confirmed in writing) to Borrower and to the Banks of such advice;

         (b) Borrower's right to request from such Bank and such Bank's obligation to make LIBOR Loans, as the case may be, shall be immediately suspended; and

         (c) such Bank shall thereupon make a Loan as part of any requested Borrowing of LIBOR Loans as a CBR Loan, which CBR
      Loan shall, for all other purposes, be considered part of each such Borrowing.

      2.17 CAPITAL ADEQUACY. If after the date hereof, any Bank shall determine that the adoption or the taking effect of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency or compliance by the such Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on or increasing the cost of maintaining the Bank's capital as a consequence of its obligations hereunder (taking into consideration such Bank's policies with respect to capital adequacy) then from time to time, within fifteen (15) days after demand by such Bank, Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such reduction or increase. A certificate of such Bank claiming compensation under this Section shall be delivered to Borrower by such Bank and shall set forth the additional amount or amounts to be paid to it hereunder and supporting calculations in reasonable detail.

      2.18 INTEREST RATE NOT ASCERTAINABLE, ETC. In the event that Agent shall have determined (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) that on any date for determining the LIBOR Rate for any Interest period, by reason of any changes arising after the date of this Agreement affecting the London Interbank Market, or any Bank's position in such market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of LIBOR Rate, then, and in any such event, Agent shall forthwith give notice (by telephone, confirmed in writing) to Borrower and to the Banks of such determination. Until Agent notifies Borrower that the circumstances giving rise to the suspension described herein no longer exist, (a) the obligations of the Banks to make LIBOR Loans, as the case may be shall be suspended, and (b) Borrower shall convert the entire outstanding principal of any outstanding LIBOR Loans into CBR Loans on the last day of each Interest Period applicable to each such LIBOR Loan.

      2.19  ILLEGALITY.

         (I) In the event that any Bank shall have determined (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) at any time that the making or continuance of any LIBOR Loan has become unlawful by compliance by such Bank in good faith with any applicable law, governmental rule, regulation, guideline or order (whether or not having the force of law and whether or not failure to comply therewith would be unlawful), then, in any such event, such Bank shall give prompt notice (by telephone, confirmed in writing) to Borrower and to Agent of such determination (which notice Agent shall promptly transmit to the other Banks).

         (II) Upon the giving of the notice to Borrower referred to in Section 2.19(i) above, (i) Borrower's right to request from such Bank and such Bank's obligation to make LIBOR Loans shall be immediately suspended, and such Bank shall make a Loan as part of the requested Borrowing of LIBOR Loans as a CBR Loan, which CBR Loan shall, for all other purposes, be considered part of each such Borrowing, and
      (ii) if the affected LIBOR Loan or Loans are then outstanding, Borrower shall immediately or, if permitted by applicable law, no later than the date permitted thereby, upon at least one (1) Business Day's written notice to Agent and the affected Bank, convert each such Loan into a CBR Loan or Loans, provided that if more than one Bank is affected at any time, then all affected Banks shall be treated the same pursuant to this Section.

      2.20 FUNDING LOSSES. Borrower shall compensate each Bank, upon its written request (which request shall set forth in reasonable detail the basis for requesting such amounts), for all losses, expenses and liabilities (including, without limitation, any interest paid by such Bank to lenders of funds borrowed by it to make or carry its LIBOR Loans to the extent not recovered by such Bank in connection with the re-employment of such funds and including loss of anticipated profits), which such Bank may sustain: (i) if for any reason (other than a default by such Bank) a Borrowing of LIBOR Loans does not occur on the date specified therefor in a Notice of Borrowing (whether or not withdrawn),
(ii) if any prepayment, repayment or conversion of any of its LIBOR Loans, whether or not required hereby, occurs on a date which is not the last day of an Interest Period applicable thereto or
(iii) if, for any reason, Borrower defaults in its obligation to repay its LIBOR Loans when required by the terms of this Agreement.

                            SECTION 3
                     CONDITIONS OF LENDING

      3.1 CONDITIONS TO INITIAL BORROWING. As conditions precedent to Banks' obligations to fund the initial Borrowings, Borrower shall comply with the following:

         (I) CERTAIN DOCUMENTS. Borrower shall furnish or cause to be furnished to Agent the following, all in form and substance reasonably satisfactory to the Banks:

            (A)    LOAN AGREEMENT.  This Agreement, duly executed by
         Borrower.

            (B)    NOTES.  The Notes, duly executed by Borrower.

            (C) GUARANTIES. Unlimited guaranties duly executed by the Guarantors ("Guaranties").

            (D) GOOD STANDING CERTIFICATES. A copy of the certificates of good standing of Borrower and Guarantors in each state of incorporation and in each state of qualification, issued by the Secretary of State of such states.

            (E) SECRETARY'S CERTIFICATE. A Certificate of the Secretary or Assistant Secretary of Borrower attaching and/or certifying (i) copies of Borrower's articles or certificate of incorporation and bylaws (also certified by the Secretary of State of Borrower's incorporation) as accurate, complete and containing all amendments thereto as of the date of this Agreement, (ii) resolutions adopted by the Board of Directors of Borrower authorizing the execution, delivery and performance of the Loan Documents, and the Borrowings by Borrower under this Loan Agreement, and (iii) the names, titles, incumbency and true signatures of the corporate officers who are authorized to sign the Loan Documents.

            (F) GUARANTORS' SECRETARIES' CERTIFICATES. A Certificate of the Secretary or Assistant Secretary of each Guarantor attaching and/or certifying (i) copies of such Guarantor's articles or certificate of incorporation and bylaws furnished to the Banks as accurate, complete and containing all amendments thereto as of the date of this Agreement, (ii) resolutions adopted by the Board of Directors of such Guarantor authorizing the execution, delivery and performance of the Guaranty to be executed by such Guarantor and ratifying the actions of Borrower, and (iii) the names, titles, incumbency and true signatures of the corporate officers who are authorized to sign the Loan Documents to be executed by such Guarantor.

            (G) CONSENTS; LICENSES; APPROVALS. Copies of all consents, licenses and approvals, if any, obtained by Borrower in connection with the execution, delivery, performance, validity and enforceability of the Loan Documents.

            (H) OTHER. Such other certificates, approvals, opinions or documents as Agent or its counsel may reasonably request.

         (II)   OTHER MATTERS.

            (A) NO DEFAULT. No Default or Event of Default shall have occurred or will occur as a result of the funding of the initial Borrowings or the application of the proceeds thereof.

            (B)    REPRESENTATIONS AND WARRANTIES.  The
         representations and warranties contained in the Loan
         Documents shall be true and correct.

            (C)    PAYMENT OF FEES.  Borrower shall have paid to
         Agent the Legal Fees and Revolving Loan Commitment Fee.

            (D) ADDITIONAL MATTERS. All other documents and legal matters in connection with the transactions contemplated by the Loan Documents and related documents shall be in form and substance reasonably satisfactory to the Banks.

      3.2 CONDITIONS TO SUBSEQUENT BORROWINGS. The obligation of the Banks to make any subsequent advances under the Revolving Commitment shall be subject to the prior or concurrent fulfillment of each of the following additional conditions precedent, all in a manner reasonably satisfactory to the Banks:

         (I) GENERAL CONDITIONS. All of the conditions to the initial Borrowing shall have been satisfied.

         (II)   REPRESENTATIONS AND WARRANTIES.  The
      representations and warranties contained in the Loan
      Documents shall be true and correct on the date of each such Borrowing.

         (III) NO DEFAULT. No Default or Event of Default shall have occurred or will occur as a result of the requested
      Borrowing, or the application of the proceeds thereof.

         (IV) NO LEGAL RESTRAINTS. There shall be (i) no litigation, investigation or other proceeding, by or before any court, arbitrator or governmental authority, with respect to any of the Loan Documents or any of the transactions contemplated thereby, pending or threatened against Borrower or any of its property, and (ii) no injunction, writ, temporary restraining order or any order of any nature issued by any court or other governmental authority which purports to restrain or enjoin the making of the Loans or any Borrowing or the consummation of any other transaction contemplated by the Loan Documents.

Each Borrowing by Borrower shall be deemed to constitute a representation and warranty by it to the effect of this Section.

                           SECTION 4
                 REPRESENTATIONS AND WARRANTIES

      4.1  The Borrower expressly represents and warrants that:

      (I) It is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware.

      (II) It has corporate power and authority to own its property and to carry on its business as now being conducted, and it is duly qualified to do business and is in good standing in every jurisdiction in which the conduct of its business or the ownership of its property is such as to require such qualification, and where failure to so qualify would have a Material Adverse Effect.

      (III) It has full corporate power and authority to execute this Agreement and the Notes and any other Loan Documents, and that the execution and delivery of the Loan Documents by the officers of the Borrower who are executing and delivering the same have been duly and lawfully authorized and that all corporate acts and proceedings necessary or proper in the premises have been duly done, performed and taken, and the Loan Documents constitute the legal, valid and binding obligations of the Borrower enforceable in accordance with their respective terms, except as the enforceabil-ity thereof may be limited by applicable bankruptcy, insolvency or other similar laws affecting creditors' rights generally.

      (IV) The execution and delivery of the Loan Documents and the compliance by the Borrower with their terms and conditions, will not violate the Certificate of Incorporation or By-Laws of the Borrower.

      (V) The execution and delivery of the Loan Documents and the compliance by the Borrower with their terms and conditions will not violate any contract to which the Borrower is a party, and will not violate any law, regulation, rule or order of any governmental body or agency.

      (VI) It has good title to its property and assets, free and clear of all mortgages, liens and encumbrances, except such as individually or in the aggregate do not have a Material Adverse
Effect.

      (VII) It has filed all tax returns required to be filed with the United States or any state or political subdivision thereof or other taxing authority to which it is known to be subject, and the failure of which to file would have a Material Adverse Effect and has paid all taxes, interest and penalties which have or may become due pursuant to said returns or provided adequate reserves for the payment thereof.

      (VIII) There are no suits or administrative proceedings pending or, to the knowledge of the Borrower threatened against or affecting the Borrower which might have a Material Adverse Effect.

                           SECTION 5
                      AFFIRMATIVE COVENANTS

      5.1 So long as the Banks are obligated to lend hereunder or any part of the Credit or a Standby Letter of Credit remains outstanding, the Borrower covenants and agrees that it will:

      (I) Furnish to Agent within 120 days after the close of each fiscal year, an audited balance sheet of Borrower and its subsidiaries prepared on a consolidated basis without footnotes, and income statement for each fiscal year of Borrower and its subsidiaries prepared on a consolidated basis, certified to by a certified public accountant reasonably satisfactory to the Banks.

      (II) Furnish to Agent quarterly condensed consolidated balance sheets and income statements of Borrower and its subsidiaries prepared by Borrower on a consolidated basis, but without footnotes and certified by a responsible officer of the Borrower within 90 days of the close of each fiscal quarter.

      (III) Furnish to Agent such other financial and operating information, and permit representatives of Banks to examine its books and records, all as may be reasonably requested by Banks from time to time.

      (IV) Keep insured all property owned by it of a character usually insured by business similar to Borrower with responsible companies in such amounts and against such risks as is usually carried by owners of similar businesses and property in the same general area in which Borrower operates, including fire, flood and casualty insurance.

      (V) Pay and discharge when due all taxes and claims which might result in a lien, unless the same is being contested in good faith by the Borrower in proper proceedings and for which a sufficient reserve has been established.

      (VI) Cause to be done all things necessary to preserve and keep in full force and effect the corporate existence of Borrower, and comply with and cause to be complied with all laws, ordinances and regulations applicable to Borrower, including ERISA, if Borrower has a pension and/or profit sharing plan.


                           SECTION 6
                       NEGATIVE COVENANTS

      6.1 So long as the Banks are obligated to lend hereunder or any part of the Credit or any Standby Letter of Credit remains outstanding, the Borrower covenants and agrees that, without the prior written consent of Agent, it will not:

      (I) Create or incur any Indebtedness, except (a) Indebtedness to the Banks; (b) to vendors and suppliers in the ordinary course of business consistent with past practice; (c) purchase money security interests and leases entered into in connection with the acquisition of capital assets in the ordinary course of Borrower's business consistent with past practice; and
(d) the subordinated promissory note in principal amount of $3,000,000 which Borrower plans to issue to New Enviroq Corporation in connection with Borrower's proposed acquisition of the pipeline rehabilitation business of ENVIROQ Corporation.

      (II) Mortgage, pledge or otherwise encumber or permit any lien to be placed upon or against any assets now owned or hereinafter acquired, except (a) those existing at the date hereof and disclosed in writing to the Banks; (b) security interests granted pursuant to Indebtedness which Borrower may incur without the Banks consent pursuant to Sections 6.1(i)(a), (c) and (d); and
(c) such liens as do not individually or in the aggregate have a Material Adverse Effect.

      (III) Purchase, retire or redeem any shares of its capital stock or increase the cash dividends per share on its capital stock to amounts per annum greater than those in effect pursuant to the dividend policy in effect on the date hereof.

      (IV) Merge or consolidate with or into any other entity other than a wholly-owned subsidiary, or sell, lease or otherwise dispose of all or a substantially all its properties and assets.

      (V) Make any investment other than (i) investments in (A) obligations issued or guaranteed, directly or indirectly, by the United States Government, (B) commercial paper or certificates of deposit issued by any commercial bank located in the United States having a combined capital and surplus of not less than $50,000,000;
(ii) direct and indirect investments in Borrower's operating subsidiaries in the ordinary course of Borrower's business consistent with past practice and (iii) foreign currency risk hedging transactions in the ordinary course of business.

      (VI) Make any loans or advances to others, or guaranty or otherwise become, directly or indirectly liable for or upon the obligations of others, other than in the ordinary course of Borrower's business consistent with past practice.

                           SECTION 7
                        EVENTS OF DEFAULT

Each of the following shall severally be considered an "Event of Default" for purposes of this Agreement:

      7.1 Failure for a period of ten (10) Business Days after oral or written notice from Agent, to pay any installment of principal or interest on the Note issued hereunder when due, whether by acceleration or otherwise.

      7.2 If any representation or warranty made by Borrower or a Guarantor in this Agreement or in the Loan Documents should prove to be untrue in any material respect, as of the date made.

      7.3  Default by the Borrower for a period of twenty (20)
Business Days after notice from the Agent, in the performance or observance of any other covenant, term or agreement contained in this Agreement or in the Loan Documents.

      7.4 Occurrence of any event or condition which constitutes, or upon the lapse of time or the giving of notice, or both, would constitute, a default or an event of default under any other agreement or evidence of indebtedness relating to any obligation of the Borrower for borrowed money, or failure by the Borrower to pay under any obligation for borrowed money to which it is a party or which purports to be binding upon it.

      7.5  Occurrence of any of the following:

         (I) Adjudication by a court of competent jurisdiction that the Borrower is a bankrupt or insolvent or the appointment of a receiver for the Borrower or for all or any part of its respective property;

         (II) Filing by the Borrower or by any of its creditors of a petition under the provisions of the Bankruptcy Code as now enacted or hereafter amended;

         (III) Making by the Borrower of a general assignment for the benefit of creditors or an admission in writing by the Borrower of inability to pay indebtedness.

      7.6 If any final judgment against the Borrower or any attachment or other levy against any of its property for an amount in excess of $5,000 remains unpaid, unstayed on appeal, undischarged, unbonded or undismissed for more than 10 days.

      7.7 Any Reportable Event that the Agent determines in good faith would constitute grounds for the termination of any Plan or for the appointment by the appropriate United States District Court of a trustee to administer any Plan shall have occurred and shall continue for 30 days after written notice to such effect shall have been given to the Borrower by the Agent, or any Plan shall be terminated, or a trustee shall be appointed by an appropriate United States District Court to administer any Plan, or the Pension Benefit Guaranty Corporation shall institute proceedings to terminate any plan or to appoint a trustee to administer any Plan.

      7.8 Any substantial change in control of the Borrower or if both Jerry Kalishman and Robert W. Affholder cease to serve as executive officers of the Borrower.

      7.9 Bankruptcy, insolvency of, appointment of a receiver for any part of the property of, assignment for the benefit of creditors by, or commencement of any proceeding under any bankruptcy or insolvency laws by or against, any Guarantor or surety hereunder for the Borrower or the giving of any notice, or the occurrence of any event, terminating the liability of any such Guarantor or surety as to any obligations of the Borrower, including obligations not then incurred.

                           SECTION 8
           RIGHTS AND REMEDIES IN THE EVENT OF DEFAULT

      8.1 Upon the occurrence of an Event of Default and at any time thereafter, the Agent may on written request of the Required Banks, declare all of the indebtedness outstanding hereunder immediately due and payable without demand or notice of any kind, the same being hereby expressly waived, and such indebtedness shall thereupon be and become immediately due and payable and the obligation of the bank to make additional advances shall cease, and further, upon the occurrence of an Event of Default, Banks may suspend all further Borrowings during any cure periods provided in
Section 7.

      8.2 No failure on the part of any Bank to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by any Bank of any right hereunder preclude any other or further exercise thereof, or the exercise of any other right. Each and every right granted to the Banks hereunder or under any document delivered hereunder or in connection therewith or allowed to it at law or in equity shall be deemed cumulative and may be exercised from time to time.

      8.3 It is agreed by the Borrower that any Event of Default will constitute an event of default under all other agreements and evidences of indebtedness between the Borrower and the Banks whether now existing or hereafter executed and whether or not such is an event of default specified therein.

      8.4 Upon the occurrence and during the continuance of any Event of Default, Agent and the Banks are hereby authorized at any time and from time to time, without prior notice to Borrower (any such notice being expressly waived by Borrower), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by any Bank and any other Indebtedness at any time owing by any Bank to or for the credit or the account of Borrower against any and all of the Obligations, irrespective of whether or not Agent or any Bank shall have made any demand under this Agreement or the Notes and although such Obligations may be unmatured. The rights of Agent and the Banks under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the same may otherwise have. Agent shall give Borrower prompt notice following the exercise of the remedy provided by this Section.


                            SECTION 9
                           THE AGENT

      9.1 APPOINTMENT. The Boatmen's National Bank of St. Louis is hereby appointed Agent hereunder and under the Notes and the other Loan Documents, and each of the Banks irrevocably authorizes the Agent to act as the agent of such Bank hereunder and under the Notes and the other Loan Documents. The Agent agrees to act as such upon the express conditions set out in this Section 9.

      9.2 POWERS. The Agent shall have and may exercise such powers hereunder and under the Notes and the other Loan Documents as are specifically delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto. The Agent shall have no implied duties to the Banks or any obligation to the Banks to take any action hereunder or thereunder except any action specifically provided by this Agreement or the other Loan Documents to be taken by the Agent.

      9.3 GENERAL IMMUNITY. Neither the Agent nor any of its directors, officers, agents or employees shall be liable to the Banks or any Bank for any action taken or omitted to be taken by it or them hereunder or under the Notes or the other Loan Documents, including this Agreement, or in connection herewith or therewith except for its or their own gross negligence or willful misconduct.

      9.4 NO RESPONSIBILITY FOR LOANS, RECITALS, ETC. The Agent shall not be responsible to the Banks for any recitals, reports, statements, warranties or representations herein or in the other Loan Documents, or for any Loans hereunder or to be bound to ascertain or inquire as to the performance or observance of any of the terms of this Agreement or the other Loan Documents, or to inspect the properties, books or records of Borrower.

      9.5 RIGHT TO INDEMNITY. The Agent shall be fully justified in failing or refusing to take any action hereunder or under the Notes or other Loan Documents unless it shall first be indemnified to its satisfaction by the Banks pro rata against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

      9.6 ACTION ON INSTRUCTIONS OF BANKS. The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or under the Notes or other Loan Documents in accordance with written instructions signed by the Required Banks, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all the Banks and on all holders of the Notes.

      9.7 AGENT'S DUTIES ON DEFAULT. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless Agent shall have received notice from a Bank or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default." In the event that Agent receives such a notice, Agent shall give prompt notice thereof to the Banks. Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Banks; provided, however, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as Agent shall deem advisable in the best interest of the Banks.

      9.8 LIMITATION ON AGENT'S DUTIES. Notwithstanding any other provision of this Section 9, or any indemnity or instructions provided by any or all of the Banks, the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or applicable law.

      9.9 EMPLOYMENT OF AGENTS AND COUNSEL. The Agent may execute any of its duties as Agent hereunder or under the Notes or other Loan Documents by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Banks, except as to money, securities or collateral for the Loans received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder or under the Notes or other Loan Documents.

      9.10 RELIANCE ON DOCUMENTS; COUNSEL. The Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telex, telegram, telecopy, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent.

      9.11 MAY TREAT BANK AS OWNER. The Agent may deem and treat each Bank as the owner of such Bank's Note for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with the Agent. Any request, authority or consent of any Person who at the time of making such request or giving such authority or consent is the owner of the Note shall be conclusive and binding on any subsequent owner, transferee or assignee of such Note.

      9.12 AGENT'S REIMBURSEMENT. Each Bank agrees to reimburse the Agent in the amount of such Bank's pro rata share of the Revolving Commitments for any expenses not reimbursed by or for the account of the Borrower (i) for which the Agent is entitled to reimbursement by the Borrower under this Agreement, the Notes or other Loan Documents and (ii) for any other expenses incurred by the Agent on behalf of the Banks, in connection with the preparation, execution, delivery, administration and enforcement of this Agreement, the Notes and the other Loan Documents.

      9.13 RIGHTS AS A BANK. With respect to its Percentage Share of the Revolving Commitment and Loans made by the Agent, the Agent shall have the same rights and powers hereunder as any Bank and may exercise the same as though it were not the Agent, and the term "Bank" or "Banks" shall, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent may accept deposits from, lend money to, and generally engage in any kind of banking or trust business with the Borrower as if it were not the Agent.

      9.14 BANK CREDIT DECISION. Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank and based on the financial statements provided by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, the Notes or the other Loan Documents. Except for notices, reports and other documents expressly required to be furnished to the Banks by Agent hereunder, Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of Borrower or any Guarantor which may come into the possession of Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.


                           SECTION 10
                          MISCELLANEOUS

      10.1 AGENCY AGREEMENT. The Banks have appointed Agent to act as agent under this Agreement, the other Loan Documents and the Notes. Borrower shall be entitled to rely on a written notice or response from the Agent as being based on the written concurrence or consent of all the Banks unless otherwise expressly stated in the Agent's notice or response. Borrower will deal with Agent with regard to this Agreement, the other Loan Documents, the Notes and all other matters in connection herewith or therewith.

      10.2 SEVERAL OBLIGATIONS. The respective obligations of the Banks under this Agreement are several and not joint, and no Bank shall be deemed the partner or agent of any other (except to the extent the Agent is authorized to act as agent). The failure of any Bank to perform any of its obligations hereunder shall not relieve any other Bank from any of such other Bank's obligations hereunder.

      10.3 TERMS DEFINED BY REFERENCE. As used in this Agreement and in any certificate, report or other document made or delivered pursuant hereto, unless the context otherwise requires, accounting terms not otherwise defined or only partly defined herein (to the extent not defined) shall be construed, calculations hereunder shall be made and financial data required hereunder shall be prepared, both as to classification of items and as to amounts, in accordance with GAAP.

      10.4 NOTICES. Unless otherwise specified herein, all notices, consents, requests and demands to or upon the respective parties hereto shall be in writing, and shall be deemed to have been given or made when delivered in person to those Persons, or three (3) days after deposited in the United States mail, first class postage prepaid, or, in the case of telegraphic notice, or the overnight courier services, one (1) Business Day after delivered to the telegraph company or overnight courier service with payment provided for, or in the case of telex or telecopy notice, when sent, verification received, in each case, with respect to Agent and the Banks addressed as set forth on Exhibit 1.1, and with respect to Borrower as set forth below, or such other address as either party may designate by notice to the other in accordance with the terms of this Section.


Borrower:  Insituform Mid-America, Inc.
           17988 Edison Avenue
           Chesterfield, MO  63017-1026
           ATTN:  Joseph F. Olson
                  Vice-President Finance & Administration
           Telephone:  (314)  532-6137

      10.5 AMENDMENTS AND WAIVERS; NON-EXCLUSIVE RIGHTS. No amendment, modification or waiver of any provision of this Agreement, or any of the other Loan Documents, nor consent to any departure by Borrower herefrom or therefrom, shall be effective unless the same shall be in writing signed by an authorized officer of each of the Required Banks (and, if the rights or duties of the Agent are affected thereby, by the Agent) and Borrower (except that waivers need only be signed by an authorized officer of each of the Required Banks), and then only in the specific instance and for the purpose for which given. Anything in the foregoing to the contrary notwithstanding, no such amendment or waiver shall, unless signed by all the Banks, (i) increase the Revolving Commitment or Percentage Share of any Bank or subject any Bank to any additional obligation, (ii) change the principal of or rate of interest on the Notes or any fees hereunder, (iii) postpone the date fixed for any payment of principal of or interest on the Notes or any fees hereunder, or (iv) change the definition of Required Banks. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances. No failure on the part of Agent or any Bank to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by Agent or any Bank of any right hereunder preclude any other or further exercise thereof, or the exercise of any other right. Each and every right granted to Agent and the Banks hereunder or under any document delivered hereunder or in connection with this Agreement or allowed to it at law or in equity shall be deemed cumulative and may be exercised from time to time.

      10.6 INJUNCTIVE RELIEF. Borrower recognizes that if Borrower fails to perform, observe or discharge any of its obligations under the Loan Documents, no remedy at law will provide adequate relief to the Banks; therefore, Borrower agrees that the Banks shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

      10.7 SURVIVAL OF AGREEMENTS. All agreements, representations and warranties made herein and in the other Loan Documents, and in any certificates delivered pursuant hereto shall survive the execution and delivery of this Agreement, the execution and delivery of the Notes and the making of the Loans. All agreements, obligations and liabilities of Borrower under this Agreement concerning the payment of money to the Banks, other than the obligation to pay principal of and interest on the Loans, shall survive the repayment in full of the Loans and the Notes and the termination of this Agreement.

      10.8 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and all future holders of the Notes and their respective successors and assigns, except that Borrower may not assign or transfer any of its rights under this Agreement without the prior written consent of the Required Banks. Any Bank may, in the ordinary course of its commercial banking business and in accordance with applicable law at any time sell to one or more participants any commitment of such Bank or sell to one or more purchasing banks a portion of its rights and obligations under this Agreement and the Notes held by it. Borrower may, for all purposes under this Agreement, treat any Bank as the holder of any Note or Notes drawn to such Bank's order (and owner of the Loan or Loans evidenced thereby) until written notice of assignment, participation or other transfer thereof shall have been received by Borrower.

      10.9 PAYMENT OF EXPENSES AND TAXES. Borrower agrees to pay or reimburse Agent and the Banks for all reasonable costs and expenses incurred in connection with the enforcement or preservation of any of its rights under the Loan Documents, including, without limitation, attorneys' reasonable fees and actual costs, and court costs. Borrower also agrees to pay, and to save the Banks and Agent harmless from and against any and all recording and filing fees and taxes, expenses for title surveys, title insurance and redatings thereof and any and all liabilities with respect to, or resulting from any delay in paying stamp, mortgage and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation of any of the transactions contemplated by, or any amendment or modification of, or any waiver or consent under or in respect of, the Loan Documents. The agreements in this Section shall survive the repayment in full of the Loans and the Notes and the termination of this Agreement.

      10.10 PAYMENT OF LEGAL FEES. Borrower shall pay all Legal Fees. Further, if at any time or times hereafter Agent or any Bank shall employ counsel for advice or other representation (i) to represent the same in any litigation, contest, dispute, suit or proceeding or to commence, defend, petition, intervene or take any other action in or with respect to any of the same (whether instituted by Agent, a Bank, Borrower or any other Person) in any way relating to any collateral securing the obligations of any of the parties under the Loan Documents; (ii) to attempt to enforce any security interest of a Bank in any such collateral securing the obligations of any of the parties under the Loan Documents; (iii) to enforce any right of Agent or a Bank against Borrower or against any other Person that may be obligated to Agent or a Bank by virtue of the Loan Documents; (iv) to amend, release or otherwise modify the Loan Documents, or any of them; then in the event of any of the foregoing, all reasonable attorneys' fees arising from such services and all actual expenses, costs and charges in any respect arising in connection with the Loan Documents or relating thereto shall constitute a part of the Obligations owing by Borrower to the Banks, be payable on demand and shall be secured by the collateral securing the obligations of the parties under the Loan Documents. The agreements in this Section shall survive the repayment in full of the Loans and the Notes and the termination of this Agreement.

      10.11 SEVERABILITY. Any provision of this Agreement which is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or nonauthorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction unless the ineffectiveness of such provision would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable.

      10.12 INDEPENDENCE OF COVENANTS. All covenants of Borrower hereunder shall be given independent effect so that, if a particular action or condition is prohibited by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or Event of Default if such action is taken or condition exists.

      10.13 INDEMNITY. Borrower irrevocably and unconditionally agrees to pay, indemnify and hold harmless Agent and the Banks from and against, and promptly to reimburse Agent and the Banks for, any and all claims, damages, liabilities, losses, costs and expenses (including, without limitations, reasonable attorneys' fees and disbursements and amounts paid in settlement) incurred, paid or sustained by Agent or the Banks in connection with, arising out of, based upon or otherwise involving or resulting from any threatened, pending or completed action, suit, investigation or other proceeding by, against or otherwise involving Agent or the Banks (except for such of the same as are between Agent and/or the Banks on the one hand and Borrower on the other hand) and in any way dealing with, relating to or otherwise involving this Agreement, any of the other Loan Documents, or any transaction contemplated hereby or thereby; provided, however, that Borrower shall have no obligation to indemnify Agent or any Bank hereunder with respect to liability arising from Agents or such Bank's gross negligence or intentional misconduct or with respect to any controversy solely between the Banks.

      10.14 COUNTERPARTS. This Agreement may be executed by the parties hereto on any number of separate counterparts, and all such counterparts taken together shall constitute one and the same instrument.

      10.15 GOVERNING LAW; NO THIRD PARTY RIGHTS. This Agreement, the other Loan Documents and the Notes and the rights and obligations of the parties hereunder and thereunder shall be governed by and construed and interpreted in accordance with the laws of the State of Missouri applicable to contracts made and to be performed wholly within such State, without regard to any choice or conflict of laws rules. This Agreement is solely for the benefit of the parties hereto and their respective successors and assigns, and no other Person shall have any right, benefit, priority or interest under, or because of the existence of, this Agreement.

      10.16 CAPTIONS. Any Section captions used in this Agreement are for convenience only and shall not affect the interpretation or construction of this Agreement or the Notes.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

INSITUFORM MID-AMERICA, INC.


By: ------------------------------
      Title:



THE BOATMEN'S NATIONAL BANK OF ST. LOUIS      MARK TWAIN BANK


By: ------------------------------            BY:------------------------------
       Christy B. Goudy                          Katherine Floyd
       Assistant Vice President                  Regional Senior Vice President

                           Exhibit 1.1

BANK NAME                                             PERCENTAGE SHARE
- ---------                                             ----------------
1.   THE BOATMEN'S NATIONAL BANK OF ST. LOUIS
          One Boatmen's Plaza
          800 Market Street
          St. Louis, MO  63101
          Attn:  Christy B. Goudy
          Phone:  314-466-7630
          Fax:  314-466-7783                                   65%

2.   MARK TWAIN BANK
          1795 Clarkson Road
          Chesterfield, MO  63017-4975
          Attn:  Katherine Floyd
          Phone:  314-532-5800
          Fax:  314-532-0140                                   35%
                                                              ----
                                                              100%


                           EXHIBIT A-1
                         PROMISSORY NOTE


$13,000,000.00                                St. Louis, Missouri
                                                February 15, 1995

         FOR VALUE RECEIVED, on February 15, 1996, INSITUFORM MID-AMERICA, INC., (the "Borrower"), hereby promises to pay to the order of THE BOATMEN'S NATIONAL BANK OF ST. LOUIS (the "Bank") in lawful money of the United States at the principal office of the Agent in St. Louis, Missouri the principal sum of THIRTEEN MILLION DOLLARS ($13,000,000.00) or the aggregate unpaid principal amount of all advances made by the Bank, to the Borrower (which aggregate unpaid principal amount shall be the amount duly endorsed in the records of Bank), whichever is less. All Loans made pursuant to this Note shall be payable at maturity. Loans made hereunder shall bear interest at a rate per annum equal the CBR Rate or the Adjusted LIBOR Rate (the "Note Rates") as provided in the Credit Agreement (as defined below) for periods of time expiring on the dates shown in Agent's records as the expiration date of the Note Rates. If such Note Rates are not renegotiated after the date indicated as the expiration date of the Note Rates, such Loans shall convert to CBR Loans. After maturity, whether by acceleration or otherwise, advances shall bear interest at a rate per annum equal to two percent (2%) in excess of the Corporate Base Rate. The Agent shall endorse the Note Rate and expiration date of that Note Rate applicable to each advance, and also shall endorse each repayment in its records which shall be conclusive evidence of the amounts due in the absence of manifest error. Interest shall be computed on the basis of a year of 360 days for the actual number of days involved, which interest shall be payable monthly or upon any payment of principal.

         The obligation of the Borrower to repay each Loan made hereunder shall be absolute and unconditional, notwithstanding any failure of the Bank to endorse the sheet attached to this Note.

         This Note arises out of that certain Credit Agreement dated February 15, 1995, among the Borrower an the Banks parties thereto (the "Credit Agreement"). Reference is made to the Credit Agreement for rights of the holder as to acceleration of this Note and for rights of the undersigned as to prepayment and for definition of terms.

         If this Note is not paid when due and is referred to an attorney for collection (whether or not litigation is commenced) or for representation of the holder in proceedings under the Bankruptcy Reform Act of 1978 or other insolvency proceedings, the undersigned promises to pay, and the holder shall be entitled to recover, the reasonable fees and expenses of such attorney in addition to the full amount due hereon.

         Demand for payment, protest and notice of dishonor are hereby waived by all who are or shall become parties to this instrument, whether as endorsers, or otherwise, and all such parties consent to any extension of time or other indulgence granted by the holder. Protest and notice of dishonor are hereby waived by any guarantor who shall become party to this instrument and such guarantor consents to any extension of time or other indulgence granted by the holder.


                          INSITUFORM MID-AMERICA, INC.


                          By: -----------------------------
                               Title

                           EXHIBIT A-2
                         PROMISSORY NOTE


$7,000,000.00                                 St. Louis, Missouri
                                                February 15, 1995

         FOR VALUE RECEIVED, on February 15, 1996, INSITUFORM MID-AMERICA, INC., (the "Borrower"), hereby promises to pay to the order of MARK TWAIN BANK (the "Bank") in lawful money of the United States at the principal office of the Agent in St. Louis, Missouri the principal sum of SEVEN MILLION DOLLARS ($7,000,000.00) or the aggregate unpaid principal amount of all advances made by the Bank, to the Borrower (which aggregate unpaid principal amount shall be the amount duly endorsed in the records of Bank), whichever is less. All Loans made pursuant to this Note shall be payable at maturity. Loans made hereunder shall bear interest at a rate per annum equal the CBR Rate or the Adjusted LIBOR Rate (the "Note Rates") as provided in the Credit Agreement (as defined below) for periods of time expiring on the dates shown in Agent's records as the expiration date of the Note Rates. If such Note Rates are not renegotiated after the date indicated as the expiration date of the Note Rates, such Loans shall convert to CBR Loans. After maturity, whether by acceleration or otherwise, advances shall bear interest at a rate per annum equal to two percent (2%) in excess of the Corporate Base Rate. The Agent shall endorse the Note Rate and expiration date of that Note Rate applicable to each advance, and also shall endorse each repayment in its records which shall be conclusive evidence of the amounts due in the absence of manifest error. Interest shall be computed on the basis of a year of 360 days for the actual number of days involved, which interest shall be payable monthly or upon any payment of principal.

         The obligation of the Borrower to repay each Loan made hereunder shall be absolute and unconditional, notwithstanding any failure of the Bank to endorse the sheet attached to this Note.

         This Note arises out of that certain Credit Agreement dated February 15, 1995, among the Borrower and the Banks parties thereto (the "Credit Agreement"). Reference is made to the Credit Agreement for rights of the holder as to acceleration of this Note and for rights of the undersigned as to prepayment and for definition of terms.

         If this Note is not paid when due and is referred to an attorney for collection (whether or not litigation is commenced) or for representation of the holder in proceedings under the Bankruptcy Reform Act of 1978 or other insolvency proceedings, the undersigned promises to pay, and the holder shall be entitled to recover, the reasonable fees and expenses of such attorney in addition to the full amount due hereon.

         Demand for payment, protest and notice of dishonor are hereby waived by all who are or shall become parties to this instrument, whether as endorsers, or otherwise, and all such parties consent to any extension of time or other indulgence granted by the holder. Protest and notice of dishonor are hereby waived by any guarantor who shall become party to this instrument and such guarantor consents to any extension of time or other indulgence granted by the holder.


                          INSITUFORM MID-AMERICA, INC.


                          By: -----------------------------
                               Title